UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 14, 2011

HAVAYA CORP.
(Exact  Name of Registrant as Specified in Charter)

Delaware	333-165083	74-3245242
(State of Other Jurisdiction	(Commission File	(IRS Employer
Of Incorporation)	Number)	Identification No.)

51 Sheshet Hayamim St., Kfar Saba, Israel	44269
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  1-800-878-5756

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-k filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

TABLE OF CONTENTS

Item 1.01	Entry into a Material Definitive Agreement

Item 5.06	Change in Shell Company Status

Item 9.01	Financial Statements and Exhibits

Signatures

Exhibit Index

Ex-10.1	License Agreement between Registrant and Chelsea-Tech Ltd., dated April 14, 2011.

Item 1.01 Entry Into a Material Definitive Agreement

On April 14, 2011, the Registrant entered into a license agreement with Chelsea-Tech Ltd., an Israeli corporation, (“CTL”), pursuant to which the Registrant granted CTL an exclusive license to sell teeth whitening kits/systems under the Havaya brand name (“Products”) in the State of Israel (“Agreement”).  Under the Agreement, the Registrant also agreed to provide CTL with support and assistance relating to the sale of the Products in Israel.

In consideration for the grant of the exclusive license, CTL will pay the Registrant a one-time license fee of $110,000 within 30 days of the effective date of the Agreement.  In addition, CTL will pay the Registrant a fee on the sale of each Product sold in Israel in an amount equal to 5% of the Product purchase price.  CTL will purchase Products either from the Registrant or from the Registrant’s supplier at the same price that the Registrant pays for the Products.

The Agreement has an initial term of 12 months, and the term shall automatically renew each year for an additional year unless one party provides the other party with prior written notice of non-renewal.

A copy of the Agreement is provided as an exhibit to this Current Report.

This report, including the foregoing descriptions of the terms and conditions of the license agreement, is qualified in its entirety by reference to the license agreement furnished as Exhibit 10.1 and incorporated herein by reference.

Item 5.06 Change in Shell Company Status

Effective April 14, 2011, the Company entered into a material definitive agreement as described in Item 1.01 above, the result of which is that the Company ceased to be a “shell company” as defined pursuant to Rule 12b-2 of the Securities Exchange Act of 1934.

Item 9.01 Financial Statements and Exhibits

     (d)     Exhibits

Exhibit 10.1    License Agreement between the Registrant and Chelsea-Tech Ltd dated April 14, 2011

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Havaya Corp.

Date: April 14, 2011	By:	/s/ Avraham Grundman
Avraham Grundman
Chief Executive Officer